Exhibit 99.1

FOR IMMEDIATE RELEASE

Digimarc Welcomes Accomplished SaaS Go-to-Market Executive
Sheela Zemlin to its Board of Directors

BEAVERTON, Ore. – February 23, 2021 – Digimarc Corporation (NASDAQ: DMRC), creator of the Digimarc Platform for digital identification and detection, announced today that Sheela Zemlin, a highly regarded and successful Software-as-a-Service (SaaS) executive, has been elected to its Board of Directors, effective February 22, 2021. Her election complements and extends the Board’s current expertise in capital markets, retail, consumer brands and finance, and supports Digimarc’s strategic focus on environmental, social and governance (ESG) initiatives.

Zemlin is a partner at PwC leading the firm’s go-to-market (GTM) strategy for the Fintech practice and has also served as the Chief Revenue Officer (CRO) for PwC New Ventures. Her responsibilities at PwC have included startup selection and investments, leadership of all revenue and customer functions across the portfolio, as well as broader board-level oversight for the ventures which span Fintech, Martech, AI and Cyber.

Her background prior to PwC includes senior leadership positions at several high-growth software companies, including Bill.com (NYSE: BILL) and Taleo (acquired by Oracle). In her various roles, Zemlin helped deliver strong revenue and customer growth in businesses ranging from $25 million to over $350 million in annual sales serving the small business, enterprise and government segments. Zemlin’s expertise includes sales, marketing, customer success, ecosystem development, GTM operations and corporate strategic planning. She has repeatedly built and led large, global, cross-functional and high-performance teams that have produced sustainable growth, healthy margins and significant customer value.

“I am thrilled to join the Board of Digimarc and to work closely with the leadership team as they scale the Digimarc Platform,” said Zemlin. “I believe Digimarc is well positioned to accelerate adoption in the retail and supply chain areas of the business demonstrating innovation in critical areas such as pharmaceuticals and food safety, as well as reimagining plastics recycling in pursuit of a Circular Economy.”

“We are very excited about the unique perspective Sheela will bring to our Board. We believe her professional accomplishments, commitment to making a difference in the world and thoughtful team-oriented leadership will inspire our employees and stakeholders,” said Bruce Davis, Chairman and CEO, Digimarc. “Adding her two decades of experience in leading high-growth, digitally-enabled companies to our boardroom will help guide future decisions about market priorities and opportunities to scale the business.”

Zemlin is an established tech industry voice, speaking on topics such as customer success, high-velocity sales, the future of Fintech and advancing diversity and inclusion. She holds her MBA from Harvard Business School, and has served as the President and board member at the Harvard Club of San Francisco. Zemlin’s appointment follows the recent additions to the Digimarc Board of Alicia Syrett and Riley McCormack.

Company contact:

Heidi Dethloff

Vice President, Marking & Corporate Communications

heidi.dethloff@digimarc.com

1-503-469-4974

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About Digimarc

Digimarc Corporation (Nasdaq: DMRC) is the inventor of the Digimarc Platform that enables a more efficient, reliable and economical means of automatic identification. The Digimarc Platform can apply a unique identifier to virtually all media objects—including product packaging, commercial print, audio and video—that can be automatically identified by an enabled ecosystem of industrial scanners, smartphones and other interfaces. The Platform enables applications and solutions including brand protection, traceability, and recycling that benefit retailers and consumer brands, national and state government agencies, media and entertainment industries, and others. Digimarc is based in Beaverton, Oregon, with a growing supplier network around the world. Visit www.digimarc.com and follow us on LinkedIn and Twitter to learn more about The Barcode of Everything®.